Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the (i) Registration Statement on Form S-8 (File No. 333-224675); and (ii) Registration Statement on Form S-8 (File No. 333-283471) of our report dated June 12, 2025 with respect to the audit of the consolidated financial statements of IEH Corporation as of March 31, 2025 which report is included in this Annual Report on Form 10-K for the year ended March 31, 2025, as filed with the Securities and Exchange Commission.

/s/ CBIZ CPAs P.C.

New York, NY

June 12, 2025